SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 240.14a-11(c) or Rule
     240.14a-12

                KANSAS CITY POWER & LIGHT COMPANY
        (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Payment of Filing Fee (Check the appropriate box):

[ ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1),
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules
     14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:


[Newspaper Article follows]

THE KANSAS CITY STAR
April 25, 1996, Page A-1

                 Utility denies talk of layoffs
Western Resources chief says 531 jobs would be lost to attrition after KCP&L merger.

                By Martin Rosenberg, Staff Writer

Western Resources Inc., which had promised that no layoffs would occur after a merger with Kansas City Power & Light Co., says in a regulatory filing that it intends to cut 531 positions in the merged company.

KCP&L contends that its work force would bear the brunt of the job reductions.

"Don't make a point about `no layoffs' when you're going to be reducing 531 jobs," Turner White, KCP&L senior vice president, said Wednesday. "This is one of those empty phrases that has become meaningless."

The Topeka-based Western Resources maintains the job cuts would be in both companies and would be accomplished through attrition, such as retirements, not through layoffs.

Western Resources Chairman John E. Hayes Jr. reiterated Wednesday that his company is committed to no layoffs. He gave the same assurances at two recent news conferences, and the company is vowing "no layoffs" in full-page newspaper ads.

"We'll take advantage of attrition and growth," he said. "We're a growing company. It is a growth story. Period."

He also downplayed several conflicting statements he has made about potential savings and employment levels that would result from his planned hostile takeover of Kansas City-based KCP&L.

Some of the confusion, he said, stems from a preliminary study of the merger and his own incorrect statements about job figures in a report by the Deloitte & Touche Consulting Group done for Western Resources.

Western Resources is trying to derail KCP&L's planned merger with UtiliCorp United of Kansas City with a $1.7 billion bid for KCP&L.

KCP&L and UtiliCorp have said their deal would result in the elimination of 200 positions over 10 years.

The issue over lost jobs arose when three locals of the International Brotherhood of Electrical Workers representing
KCP&L employees wrote their members this week that Western
Resources' April 15 filing with the Kansas Corporation Commission
"reports 531 jobs will be severed at the time of the merger."

"This comes just a week after publicly stating there would be no layoffs," the locals' leaders wrote. The unions urged their members to support the KCP&L merger with UtiliCorp.

The issue is further clouded by inconsistencies related to the savings Western Resources expects after the merger.

Central to Western Resources' offer of roughly $28 a share to KCP&L shareholders has been its claim that the combination would generate $1 billion in savings over 10 years.

However, in a May 1995 letter to KCP&L Chairman Drue Jennings,
Hayes predicted that a Western merger with KCP&L would produce savings of $500 million over 10 years.

In a news conference Monday, however, Hayes mistakenly said the letter predicted the $500 million would be saved over five to seven years. At the news conference, he was trying to explain how the estimates of the potential savings had doubled since last May.

Asked about the inconsistency on Wednesday, Hayes said, "It doesn't matter because it (the letter) was a preliminary analysis."

The $1 billion savings estimate was generated by a study by the Dallas office of Deloitte & Touche. Western Resources has included the consultants' report in its filing at the KCC.

The study also identified the 531 jobs that would be eliminated through the merger, including 75 in finance, accounting and planning, 77 in administrative and support functions, 75 in customer service, marketing and sales, and 75 in electric transmission and distribution.

Deloitte & Touche stated that Western Resources and KCP&L now have a combined work force of 7,267.

On April 14, when he announced his offer to merge with Western, Hayes said that after the merger the company would employ
"approximately 6000."

If the merged company employs 6,000 the total number of positions to be eliminated would be 1,267.

On Wednesday, Hayes backed away from the prediction of a merged work force of 6,000.

"I probably misspoke," he said.

He said the Deloitte Touche employment figure -- 6,736 after the reduction of 531 -- is more accurate.

There is also a question which company would suffer more from layoffs. Experts familiar with corporate mating rituals say that in a hostile takeover, the bulk of the job cuts hit the company taken over.

Thomas DiLorenzo, professor of economics at Loyola College in Baltimore, said that in a hostile merger the acquiring company usually believes the acquired company has been poorly run.

"A lot of times, the job loss is in the top management of the acquired firm," he said.

After Kansas Gas and Electric was taken over by Western
Resources, employment in its downtown Wichita headquarters fell from 500 to 200, according to a recent article in The Wichita
Eagle.

Hayes disagreed with the article.

"We have practically the same number of employees in Wichita as before the merger," Hayes said.

Whether or not workers ever are fired, the job disruptions associated with utility mergers can be painful.

According to 1992 articles in The Eagle, "KG&E and KPL (Western
Resources) promised that there would be no layoffs because of the merger.  And technically, there were not.  But this doesn't mean that people didn't lose their jobs....

"The changes are clear at KG&E's headquarters. When the merger was announced, KPL said the headquarters would remain in Wichita. This was somewhat misleading. Technically, KG&E's operating division has its headquarters in Wichita. But the power, the purse strings and the people are in Topeka.

"The merged company moved 171 employees including almost all of the senior managers to Topeka. Most of them were high-paying jobs; a former employee estimated that the average salary was $40,000 to $445,000 a year.

"About 250 employees now work at KG&E's headquarters in downtown
Wichita, half the number before the merger. Two floors of the building are empty."

However, Hayes is sticking to his position that in his deal with KCP&L the job losses would be shared. "It will affect both work forces...and I expect somewhat evenly. We would work with KCP&L management on how to effectively redeploy the combined functions."